UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________

FORM 8-K
__________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2014

KBS REAL ESTATE INVESTMENT TRUST II, INC.
(Exact Name of Registrant as Specified in Its Charter)
______________________________________________________

Maryland	000-53649	26-0658752
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
Purchase and Sale Agreement for Sale of 300 N. LaSalle Building
On July 29, 2010, KBS Real Estate Investment Trust II, Inc. (the “Company”), through an indirect wholly owned subsidiary, KBSII 300 North LaSalle, LLC (the “Owner”), purchased a 60-story office building containing 1,302,901 rentable square feet (the “300 N. LaSalle Building”). The 300 N. LaSalle Building is located at 300 North LaSalle Street in Chicago, Illinois on approximately 1.2 acres of land. As of March 31, 2014, the 300 N. LaSalle Building represented approximately 19.1% of the Company’s assets and 19.5% of the Company’s total revenues for the three months ended March 31, 2014.
On May 16, 2014, after a competitive bidding process overseen by HFF, Inc., a leading provider of commercial real estate and capital markets services and an unaffiliated independent third party, the Owner entered into a purchase and sale agreement and escrow instructions (the “Agreement”) for the sale of the 300 N. LaSalle Building to an affiliate of the Irvine Company, 300 North LaSalle LLC (the “Purchaser”). Donald Bren is the chairman and owner of the Purchaser and the Irvine Company and the brother of Peter Bren (one of the Company’s executive officers and sponsors). Pursuant to the Agreement, the purchase price for the 300 N. LaSalle Building is $850.0 million.
There can be no assurance that the Company will complete the sale of the 300 N. LaSalle Building. The Purchaser would be obligated to purchase the 300 N. LaSalle Building only after satisfaction of agreed upon closing conditions. In some circumstances, if the Purchaser fails to complete the acquisition, it may forfeit up to $25.0 million of earnest money.
If the Company completes the sale of the 300 N. LaSalle Building, the Company expects to make a special distribution to stockholders of a significant portion of the net proceeds from the sale, after payment of fees, expenses, the debt related to the 300 N. LaSalle Building and allowance for cash reserves. The Company expects that any special distribution will constitute a return of a portion of the stockholder’s invested capital for federal income tax purposes and any special distribution will also reduce the Company’s estimated value per share.
ITEM 8.01 OTHER EVENTS
Termination of Dividend Reinvestment Plan and Amendment and Restatement of Share Redemption Program
As of March 31, 2014, eight of the Company’s real estate properties, including the 300 N. LaSalle Building, and its leasehold interest in an industrial property were classified as held for sale and these properties had an aggregate net book value of $1.0 billion. In connection with the Company’s entry into the Agreement and the proposed sale of these properties, on May 15, 2014, the Company’s board of directors approved the termination of the Company’s dividend reinvestment plan, which termination will be effective May 29, 2014, and the amendment and restatement of the Company’s share redemption program (the “Amended Share Redemption Program”).
The Amended Share Redemption Program provides only for redemptions sought upon a stockholder’s death, “qualifying disability” or “determination of incompetence” (each as defined in the Amended Share Redemption Program, and collectively “special redemptions”). During each calendar year, such special redemptions are limited to an annual dollar amount determined by the board of directors, which may be reviewed during the year and increased or decreased upon ten business days’ notice to the Company’s stockholders. The Company may provide notice by including such information (a) in a Current Report on Form 8-K or in its annual or quarterly reports, all publicly filed with the Securities and Exchange Commission or (b) in a separate mailing to the stockholders. Commencing with the June 2014 redemption date, the dollar amount limitation for special redemptions for the remainder of calendar year 2014 is $10.0 million in the aggregate, as may be reviewed and adjusted from time to time by the board of directors. Based on historical redemption data, the board of directors believes that the $10.0 million redemption limitation for the remainder of calendar year 2014 will be sufficient for these special redemptions. There were no other changes to the terms of special redemptions, and special redemptions will continue to be made at a price per share equal to the most recent estimated value per share of the Company’s common stock as of the applicable redemption date. The Company currently does not expect to make ordinary redemptions in the future.
The Amended Share Redemption Program will become effective on June 18, 2014. The Amended Share Redemption Program is filed as an exhibit to this Current Report on Form 8-K.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Ex.	Description

99.1	Eighth Amended and Restated Share Redemption Program

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST II, INC.

Dated: May 19, 2014	BY:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer